Exhibit 5.1

February 16, 2017

XOMA Corporation

2910 Seventh Street

Berkeley, CA 94710

Ladies and Gentlemen:

We have acted as counsel to XOMA Corporation, a Delaware corporation (the “Company”), in connection with the sale of an aggregate of 1,200,000 shares of the Company’s common stock, par value $0.0075 (the “Common Stock”), and an aggregate of 5,003 shares of the Company’s preferred stock, par value $0.05 (the “Preferred Stock” and, together with the Common Stock, the “Stock”), to be issued pursuant to that certain Subscription Agreement (the “Agreement”), dated February 10, 2017, between the Company, Biotechnology Value Fund, L.P. (“BVF”) and funds affiliated with BVF and registered pursuant to Registration Statement No. 333-201882 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated February 4, 2015 included therein (the “Base Prospectus”), and the related prospectus supplement dated February 10, 2017, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectuses”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectuses, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, the Agreement and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

With regard to our opinion below with respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of the Company’s common stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Preferred Stock to be convertible into more shares of the Company’s common stock than the number that then remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Stock, when sold in accordance with the Agreement, the Registration Statement and the Prospectuses, will be validly issued, fully paid and nonassessable and (ii) the common stock issuable upon the conversion of the Preferred Stock, when issued upon the conversion of the Preferred Stock in accordance with its terms, will be validly issued, fully paid and nonassessable.

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1114 AVENUE OF THE AMERICAS, NEW YORK, NY 10036-7798  T: (212) 479-6000  F: (212) 479-6275  WWW.COOLEY.COM

XOMA Corporation

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We consent to the reference to our firm under the caption “Legal Matters” in the Prospectuses included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K.

Sincerely,

Cooley LLP

By:	/s/ Jim Fulton
Jim Fulton

1114 AVENUE OF THE AMERICAS, NEW YORK, NY 10036-7798  T: (212) 479-6000  F: (212) 479-6275  WWW.COOLEY.COM